Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. for the Third Quarter Ended September 30, 2018 Reports Net Sales Increases of 8.1%, Operating Income Increases of 30.2% and Earnings (Loss) Per Share at Breakeven versus a Loss of $0.03 for the Third Quarter Ended October 1, 2017

SARASOTA, Fla.—November 5, 2018—Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR or the “Company”) today reported its financial results for the third quarter and nine months ended September 30, 2018.

Financial Highlights-Third Quarter

*	Net Sales increase 8.1% on growth in all three major business segments
*	Operating expenses decline to 12.6% of Net Sales versus 14.7% in prior year quarter
*	Operating Income up 30.2% versus prior year quarter
*	Earnings (Loss) Per Common Share at breakeven versus loss of $0.03 in Prior year quarter

Overview

The third quarter ended September 30, 2018 represents a continuation of improvement in financial performance as a result of the successful implementation of strategic objectives put in place last year. Of particular note are the increase in Net Sales and a reduction in Operating expenses versus the same quarter of the prior year. Net Sales increased 8.1% to $24.3 million and Operating expenses declined 7.3% or $241,756 to 12.6% of Net Sales versus 14.7% of the prior year quarter. The result was a sharp increase in Operating Income of 30.2% versus the previous year.

All three of our major business segments participated in the gains in Net Sales versus the prior year. The Industrial and Contract segments improved principally due to an improved US economy which bolstered sales to equipment manufacturers and the re-upholstery marketplace. The growth in the Automotive segment is due to “wins” in new platforms which the Company has been positioning for some time.

The reduction in Operating expenses is a result of strategic initiatives targeted to doing administrative and selling functions in a more efficient manner. The successes we have achieved in these areas have been very rewarding but the process will continue well into next year and beyond.

On the negative front, raw material costs continue to increase and a negative product mix have weighed on our Gross Profit margins which declined for the current quarter and the nine months 2018 versus the corresponding periods last year. Price increases in some of our segments are very hard to achieve and take time to implement, therefore we will have to absorb some of these costs and offset them with cost reductions and productivity improvements. Many of these cost reduction programs and the prices increases have already been implemented and are beginning to have a positive effect on our operating results.

Net Sales

Net Sales for the third quarter increased 8.1% to $24,322,532 versus $22,498,456 recorded in the prior year. All three major business segments recorded gains versus the comparable prior year period. The Automotive segment (64.6% of Net Sales) recorded increases of 6.4% versus the prior year with both the US and UK operations showing improvement. The Industrial segment (including Contract; 35.4% of Net Sales) increased 11.3% versus the previous year. Our US business is the dominant contributor to this segment and enjoyed the benefits of a robust economy. Sales to the off-road industrial and recreational equipment manufacturers as well as sales to the hospitality and healthcare markets were the principal reasons for the gains in this segment.

Operating Income

Operating Income for the third quarter was $1,138,760 which was an increase of $263,818 or 30.2% from the $874,942 recorded in the third quarter of last year. Operating Income margins improved to 4.7% of Net Sales versus the 3.9% of last year. This improvement was due to the increase in Net Sales of 8.1% as well as to a decline in Operating expenses versus the prior year.

The sharp improvement in Operating Income was accomplished despite major increases in raw material prices having a negative impact on Gross Profit margins which declined versus the prior year (17.3% versus 18.6%). Significant improvement in Gross Profit margins will be a challenge for the Company for the fourth quarter as selling price increases and productivity programs already in place will take some time to be fully realized to offset the raw material increases.

An initiative for the Company has been to reduce Operating expenses. Reduction in expenses versus the previous year has been realized for the last several quarters and for the third quarter expenses declined $241,756 or 7.3%. This is a continuous objective for the Company.

Net Income (Loss) Available to Common Shareholders

After Preferred Stock dividends, Net Loss Available to Common Shareholders was $10,118 or a breakeven per common share for the third quarter 2018 as compared to a net loss of $477,553 or $0.03 per common share for the third quarter 2017. Weighted average shares outstanding were 18,690,030 at September 30, 2018 versus 18,698,030 at October 1, 2017.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on November 5, 2018. The Company will have comments on the quarter in an earnings conference call on November 6, 2018 at 9:00 am (EST).

Persons wishing to access the conference call may do so by dialing 888-394-8218 (U.S.) and 323-701-0225 (International), and using the ID #9980193. Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/player/index.php?id=132125) in the investor relations section.

A replay of the conference call will be available beginning November 6, 2018 through February 6, 2019 by calling 844-512-2921 (U.S.) or 412-317-6671 (International) and using Pin #9980193. The webcast will be archived on www.uniroyalglobal.com in the investor relations section until November 6, 2019.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2017 was derived 67.5% from the automotive industry and approximately 32.5% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

	(Unaudited)
ASSETS	September 30, 2018	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$1,169,302	$1,267,319
Accounts receivable, net	15,012,234	15,167,468
Inventories, net	19,313,479	19,769,662
Other current assets	838,643	846,362
Related party receivable	50,223	37,116
Total Current Assets	36,383,881	37,087,927

PROPERTY AND EQUIPMENT, NET	19,124,549	17,289,058

OTHER ASSETS
Intangible assets	3,280,909	3,295,896
Goodwill	1,079,175	1,079,175
Other long-term assets	3,770,255	3,902,246
Total Other Assets	8,130,339	8,277,317

TOTAL ASSETS	$63,638,769	$62,654,302

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$731,076	$686,640
Lines of credit	19,013,818	19,340,468
Current maturities of long-term debt	1,232,750	1,155,490
Current maturities of capital lease obligations	405,345	408,425
Accounts payable	10,733,519	10,358,761
Accrued expenses and other liabilities	3,947,831	3,594,684
Related party obligation	876,145	286,955
Current portion of postretirement benefit liability - health and life	143,287	143,287
Total Current Liabilities	37,083,771	35,974,710

LONG-TERM LIABILITIES
Long-term debt, less current portion	3,350,776	2,467,433
Capital lease obligations, less current portion	207,645	531,218
Related party lease financing obligation	2,458,028	2,153,327
Long-term debt to related parties	2,306,262	2,765,655
Postretirement benefit liability - health and life, less current portion	2,508,774	2,547,076
Other long-term liabilities	680,343	822,492
Total Long-Term Liabilities	11,511,828	11,287,201
Total Liabilities	48,595,599	47,261,911

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,690,030 shares issued and outstanding as of both September 30, 2018 and December 31, 2017	18,690	18,690
Additional paid-in capital	35,200,603	34,944,972
Accumulated deficit	(20,433,493)	(20,276,944)
Accumulated other comprehensive loss	(823,455)	(375,152)
Total Stockholders' Equity	15,043,170	15,392,391

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,638,769	$62,654,302

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 30, 2018	October 1, 2017
NET SALES	$24,322,532	$22,498,456

COST OF GOODS SOLD	20,112,796	18,310,782
Gross Profit	4,209,736	4,187,674

OPERATING EXPENSES:
Selling	1,075,064	1,285,822
General and administrative	1,587,656	1,543,689
Research and development	408,256	483,221

OPERATING EXPENSES	3,070,976	3,312,732
Operating Income	1,138,760	874,942

OTHER EXPENSE:
Interest and other debt related expense	(488,905)	(418,698)
Other expense	(22,956)	(115,482)
Net Other Expense	(511,861)	(534,180)

INCOME BEFORE TAX PROVISION	626,899	340,762

TAX PROVISION (BENEFIT)	(132,670)	65,170

NET INCOME	759,569	275,592

Preferred stock dividend	(769,687)	(753,145)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(10,118)	$(477,553)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.00)	$(0.03)
Diluted	$(0.00)	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,690,030	18,698,030
Diluted	18,690,030	18,698,030

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended
	September 30, 2018	October 1, 2017
NET SALES	$76,775,452	$74,334,434

COST OF GOODS SOLD	63,184,044	59,434,030
Gross Profit	13,591,408	14,900,404

OPERATING EXPENSES:
Selling	3,624,145	3,896,166
General and administrative	5,194,622	5,294,935
Research and development	1,260,784	1,454,179

OPERATING EXPENSES	10,079,551	10,645,280
Operating Income	3,511,857	4,255,124

OTHER EXPENSE:
Interest and other debt related expense	(1,418,932)	(1,217,348)
Other expense	(8,894)	(108,607)
Net Other Expense	(1,427,826)	(1,325,955)

INCOME BEFORE TAX PROVISION	2,084,031	2,929,169

TAX PROVISION (BENEFIT)	(89,670)	491,099

NET INCOME	2,173,701	2,438,070

Preferred stock dividend	(2,330,250)	(2,230,381)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(156,549)	$207,689

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.01)	$0.01
Diluted	$(0.01)	$0.01
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,690,030	18,708,427
Diluted	18,690,030	18,794,087